Exhibit 8.1


           [Letterhead of LOWENSTEIN, SANDLER, KOHL, FISHER & BOYLAN]

                                December 19, 1997


Lakeland Bancorp, Inc.
250 Oak Ridge Road
Oak Ridge, NJ 07438

Gentlemen:

     As counsel for Lakeland Bancorp, Inc. ("Lakeland"), you have asked us to render our opinion with respect to certain federal income tax consequences of the Agreement and Plan of Reorganization (the "Merger Agreement"), dated September 16, 1997, between Lakeland and Metropolitan State Bank ("MSB"). Pursuant to the Merger Agreement, Lakeland will establish a new subsidiary bank ("New Bank"), New Bank will merge (the "Merger") with and into MSB, with MSB surviving the Merger, and the shareholders of MSB (other than shareholders who properly exercise their dissenters' rights) will receive Lakeland Common Stock ("Lakeland Stock") in exchange for their MSB Common Stock ("MSB Stock"). No fractional shares of Lakeland Stock will be issued; rather, any shareholder of MSB entitled to a fractional interest will receive a cash payment from Lakeland. In addition, pursuant to applicable law, shareholders of MSB who comply with applicable notice requirements and follow certain other procedures will have the right to dissent from the Merger and be paid cash for the value of their shares of MSB Stock.

     We have reviewed the terms of the proposed transaction as set forth in the Merger Agreement and have received representations from certain executive officers of Lakeland and MSB relating to various factual matters relevant to the opinions expressed herein. Our opinion is based on the Merger Agreement, the facts set forth in such representations of officers, and on our

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Lakeland Bancorp, Inc.                                         December 19, 1997
Page 2

analysis of the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service Rulings, and judicial decisions interpreting the Code as in effect on the date hereof. We have not independently verified the factual matters set forth in the representations of officers.

     We have reviewed the description of the federal income tax consequences of the Merger set forth under the caption "THE MERGER - Federal Income Tax Consequences" in the Registration Statement on Form S-4 to be filed by Lakeland with the Securities and Exchange Commission (the "Registration Statement"). Based upon and subject to the foregoing, it is our opinion that such description is accurate and complete in all material respects.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendment thereto and to the references to this firm under the captions "THE MERGER - Federal Income Tax Consequences" and "LEGAL OPINION" in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                        Very truly yours,

                                        LOWENSTEIN, SANDLER, KOHL,
                                             FISHER & BOYLAN, P.A.

                                        By:  /s/ LAURA R. KUNTZ
                                             -----------------
                                             Laura R. Kuntz